EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2007

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2007

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$ 59,109
Restricted cash	18,990
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $22,489	1,267,196
Accounts receivable - related parties	31,891
Inventories	460,915
Prepaid and other current assets	135,664
Total current assets	1,973,765
Property, plant and equipment, net	10,210,898
Investments in and advances to unconsolidated affiliates	598,638
Intangible assets, net of accumulated amortization of $274,855	980,976
Goodwill	590,639
Deferred tax asset	2,544
Other assets	71,463
Total assets	$ 14,428,923

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable - trade	$ 206,437
Accounts payable - related parties	21,829
Accrued gas payables	1,528,007
Accrued expenses	37,190
Accrued interest	80,700
Other current liabilities	178,339
Total current liabilities	2,052,502
Long-term debt:
Senior debt obligations – principal	5,082,068
Junior Subordinated Notes A – principal	550,000
Other	(29,383)
Total long-term debt	5,602,685
Deferred tax liabilities	16,026
Other long-term liabilities	86,230
Minority interest	6,636,067
Commitments and contingencies
Member’s equity	35,413
Total liabilities and member’s equity	$ 14,428,923

See Notes to Unaudited Condensed Consolidated Balance Sheet

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2007

Note 1. Company Organization and Basis of Financial Statement Presentation

Significant Relationships Referenced in Notes to Unaudited Condensed Consolidated Financial Statements

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries. Enterprise Products GP LLC, Enterprise Products Partners L.P., and Enterprise Products Operating L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.

References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries, which include Enterprise Products Operating L.P. and its consolidated subsidiaries. Enterprise Products Partners is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “EPD.”

References to the “Operating Partnership” mean Enterprise Products Operating L.P., and its consolidated subsidiaries, including Duncan Energy Partners. Enterprise Products Operating L.P. is the principal operating subsidiary of Enterprise Products Partners L.P. The Operating Partnership owns the general partner of Duncan Energy Partners, L.P.

References to “Enterprise Products GP” mean Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners L.P and not on a consolidated basis.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of the Operating Partnership of Enterprise Products Partners. Duncan Energy Partners completed its initial public offering of common units on February 5, 2007 and owns equity interests in certain of Enterprise Products Partners’ midstream energy businesses (see Note 13). Duncan Energy Partners is listed on the NYSE under ticker symbol “DEP.”

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the units of which are listed on the NYSE under ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by a private company subsidiary of EPCO Inc.

References to “Employee Partnerships” mean EPE Unit L.P. and EPE Unit II, L.P., collectively, which are private company affiliates of EPCO. References to “EPE Unit I” and “EPE Unit II” refer to EPE Unit L.P. and EPE Unit II, L.P., respectively.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

Company Organization

EPE Holdings is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings. EPE Holdings’ business purpose is to manage the affairs and operations of Enterprise GP Holdings. At March 31, 2007, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings.

Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the NYSE under the ticker symbol “EPE.” Enterprise GP Holdings’ assets consist of its ownership of Enterprise Products GP and certain limited partner interests in Enterprise Products Partners. At March 31, 2007, Enterprise GP Holdings owned 100% of the membership interests in Enterprise Products GP, which is the general partner of Enterprise Products Partners, and 13,454,498 common units of Enterprise Products Partners. Enterprise GP Holdings has no independent operations outside those of Enterprise Products Partners. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

EPE Holdings, Enterprise GP Holdings, Enterprise Products GP and Enterprise Products Partners are affiliates and under common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO.

Basis of Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings. EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business. EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings. See Note 10 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Note 2. General Accounting Policies and Related Matters

Accounting for Employee Benefit Plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary, employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Dixie’s employee benefit plans are immaterial to our consolidated financial position. Dixie contributed $0.1 million to its company-sponsored defined contribution plan during the three months ended March 31, 2007. During the remainder of 2007, Dixie expects to contribute approximately $0.3 million to its postretirement benefit plan and approximately $0.5 million to its pension plan.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized.

At March 31, 2007, our accrued liabilities for environmental remediation projects totaled $30.2 million. These amounts were derived from a range of reasonable estimates based upon studies and site surveys. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

In February 2007, we reserved $6.5 million in cash received from a third party to fund anticipated future environmental remediation costs associated with certain assets that we had acquired from the third party. Previously, the third party had been obligated to indemnify us for such costs. As a result of the settlement, this indemnification was terminated.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Minority Interest

Minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries that primarily include the limited partners of Enterprise GP Holdings, Enterprise Products Partners, Duncan Energy Partners and joint ventures. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership in such amounts presented as minority interest (see Note 10).

Recent Accounting Developments

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe SFAS 157 will have a material impact on our financial position since we already apply its basic concepts in measuring fair values used to record various transactions such as business combinations and asset acquisitions.

SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115,” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial position.

Note 3. Accounting for Equity Awards

We account for equity awards using SFAS 123(R). SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date. The fair value of an equity award is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an award is amortized to earnings on a straight-line basis over the requisite service or vesting period.

Unit Options and Restricted Units

Under EPCO’s 1998 Long-Term Incentive Plan (the “1998 Plan”), non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to EPCO’s key employees who perform management, administrative or operational functions for us.

The information in the following table presents unit option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2006	2,416,000	$ 23.32
Exercised	(138,000)	$ 18.74
Outstanding at March 31, 2007	2,278,000	$ 23.60	7.47	$ 4,672
Options exercisable at:
March 31, 2007	453,000	$ 21.49	4.67	$ 4,672

(1) Aggregate intrinsic value reflects fully vested unit options at March 31, 2007.

The total intrinsic value of Enterprise Products Partners’ unit options exercised during the three months ended March 31, 2007 was $1.6 million.

During the three months ended March 31, 2007, we received cash of $4.2 million from the exercise of unit options, and our option-related reimbursements to EPCO were $1.6 million.

Under the 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of Enterprise Products GP. The following table summarizes information regarding Enterprise Products Partners restricted common units for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2006	1,105,237
Granted (2)	15,140	$ 27.38
Forfeited	(2,000)	$ 22.91
Restricted units at March 31, 2007	1,118,377

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   Aggregate grant date fair value of restricted common unit awards issued during 2007 was $0.4 million based on a grant date market price of Enterprise Products Partners’ common units of $30.16 per unit and an estimated forfeiture rate of 9.2%.

None of Enterprise Products Partners’ restricted common units vested during the three months ended March 31, 2007.

The 1998 Plan provides for the issuance of up to 7,000,000 common units. As of March 31, 2007, 1,597,000 common units of Enterprise Products Partners had been issued in connection with the exercise of unit options. After giving effect to outstanding unit options at March 31, 2007 and the issuance and forfeiture of restricted common units through March 31, 2007, a total of 2,012,303 additional common units of Enterprise Products Partners could be issued under the 1998 Plan.

Employee Partnerships

The Employee Partnerships were formed to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” award. On May 7, 2007, EPCO Inc. formed EPE Unit III, L.P. (“EPE Unit III”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit III. See Note 17.

Note 4. Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar with respect to a recently acquired NGL marketing business located in Canada. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements. We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Fair Value Hedges – Interest Rate Swaps. As summarized in the following table, we had eleven interest rate swap agreements outstanding at March 31, 2007 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50%to 8.74%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38%to 7.28%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60%to 6.33%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95%to 5.76%	$200 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

The total fair value of these eleven interest rate swaps at March 31, 2007, was a liability of $25.0 million with an offsetting decrease in the fair value of the underlying debt.

Cash Flow Hedges – Treasury Locks. During the fourth quarter of 2006, the Operating Partnership entered into treasury lock transactions having a notional value of $562.5 million. The Operating Partnership entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of subordinated debt during the second and fourth quarters of 2007. On February 27, 2007, the Operating Partnership entered into additional treasury lock transactions having a notional value of $437.5 million. The Operating Partnership entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt during 2007.

Each of the treasury lock transactions was designated as a cash flow hedge under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. At March 31, 2007, the value of the treasury locks was $21.7 million.

Commodity Risk Hedging Program

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risks associated with such products, we may enter into commodity financial instruments.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. From time to time, we inject natural gas into storage and utilize hedging instruments to lock in the value of our inventory positions. The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

At March 31, 2007, we had a limited number of commodity financial instruments in our portfolio, which primarily consisted of cash flow hedges. The fair value of our commodity financial instrument portfolio at March 31, 2007 was an asset of $0.2 million.

Foreign Currency Hedging Program

In October 2006, we acquired all of the outstanding stock of an affiliated NGL marketing company located in Canada from EPCO and Dan L. Duncan. Since this foreign subsidiary’s functional currency is the Canadian dollar, we could be adversely affected by fluctuations in foreign currency exchange rates. We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate. Due to the limited duration of these contracts, we utilize mark-to-market accounting for these transactions, the effect of which has had a minimal impact on our earnings. At March 31, 2007, we had $1.3 million of such contracts outstanding that settled in April 2007.

Note 5. Inventories

Our inventory amounts were as follows at March 31, 2007:

Working inventory	$ 451,641
Forward-sales inventory	9,274
Inventory	$ 460,915

Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs, and certain petrochemical products that are available-for-sale or used by us in the provision of services. Our forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts. Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. We value our inventories at the lower of average cost or market.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of our inventories exceed their net realizable value.

Note 6. Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at March 31, 2007:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-35 (5)	$ 9,217,439
Underground and other storage facilities (2)	5-35 (6)	605,102
Platforms and facilities (3)	20-31	549,896
Transportation equipment (4)	3-10	27,608
Land		40,010
Construction in progress		1,367,264
Total		11,807,319
Less accumulated depreciation		1,596,421
Property, plant and equipment, net		$ 10,210,898

(1)   Plants and pipelines include processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2)   Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.

(3)   Platforms and facilities include offshore platforms and related facilities and other associated assets.

(4)   Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

We capitalized $20.7 million of interest in connection with capital projects during the three months ended March 31, 2007.

Note 7. Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate. See Note 12 for a general discussion of our business segments. The following table presents our investments in and advances to unconsolidated affiliates at March 31, 2007.

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$ 42,598
K/D/S Promix, L.L.C. (“Promix”)	50%	52,103
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,159
Onshore Natural Gas Pipelines & Services:
Jonah Gas Gathering Company (“Jonah”)	17.3%	157,935
Evangeline (1)	49.5%	3,514
Offshore Pipelines & Services:
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	61,153
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	56,908
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	111,187
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	58,778
Nemo Gathering Company, LLC (“Nemo”)	33.9%	11,024
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,894
La Porte (2)	50%	4,385
Total		$ 598,638

(1)    Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. At March 31, 2007, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway, Nemo and Jonah included excess cost amounts totaling $41.8 million. These amounts are attributable to the excess of the fair value of each entity’s tangible assets over their respective book carrying values at the time we acquired an interest in each entity.

Cameron Highway

We own a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. The Cameron Highway Oil Pipeline commenced operations during the first quarter of 2005. In light of reduced deliveries of crude oil to Cameron Highway caused by production delays, the management committee of Cameron Highway intends to repay its Series A notes (see Note 9) using cash contributions from the partners of Cameron Highway.

In May 2007, the partners intend to make an approximate $191.0 million cash contribution to Cameron Highway. This capital contribution, along with an equal amount contributed by our joint venture partner in Cameron Highway, will be used by Cameron Highway to repay $365.0 million outstanding under its Senior Notes A and $16.3 million of related make-whole premiums and accrued interest.

Note 8. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at March 31, 2007:

	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services	$ 528,594	$ (119,888)	$ 408,706
Onshore Natural Gas Pipelines & Services	463,551	(85,557)	377,994
Offshore Pipelines & Services	207,012	(59,718)	147,294
Petrochemical Services	56,674	(9,692)	46,982
Total	$ 1,255,831	$ (274,855)	$ 980,976

Goodwill

The following table summarizes our goodwill amounts by segment at March 31, 2007:

NGL Pipelines & Services	$ 152,693
Onshore Natural Gas Pipelines & Services	282,121
Offshore Pipelines & Services	82,135
Petrochemical Services	73,690
Totals	$ 590,639

Note 9. Debt Obligations

Our consolidated debt obligations consisted of the following at March 31, 2007:

Enterprise GP Holdings debt obligation:
$200 Million Credit Facility, due January 2009	$ 154,000
Operating Partnership senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due October 2011	390,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007 (1)	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Duncan Energy Partners’ debt obligation:
$300 Million Revolving Credit Facility, variable rate, due February 2011	169,000
Dixie Revolving Credit Facility, variable rate, due June 2010	10,000
Other, 8.75% fixed-rate, due June 2010(2)	5,068
Total principal amount of senior debt obligations	5,082,068
Operating Partnership Junior Subordinated Notes A, due August 2066	550,000
Total principal amount of senior and junior debt obligations	5,632,068
Other, including unamortized discounts and premiums and changes in fair value (3)	(29,383)
Long-term debt	$ 5,602,685

Standby letters of credit outstanding	$ 36,758

(1)    In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at March 31, 2007. With respect to Senior Notes E due in October 2007, the Operating Partnership has the ability to use available credit capacity under its Multi-Year Revolving Credit Facility to fund the repayment of this debt.

(2)    Represents remaining debt obligations assumed in connection with the GulfTerra Merger.

(3)    The March 31, 2007 amount includes $25.0 million related to fair value hedges and a net $4.4 million in unamortized discounts and premiums.

Enterprise GP Holdings debt obligation

As of March 31, 2007, there had been no significant changes in the terms of Enterprise GP Holdings debt obligation since those reported in its annual report on Form 10-K for the year ended December 31, 2006. See note 17 for a subsequent event regarding our debt obligations.

In accordance with GAAP, Enterprise GP Holdings consolidates the debt of Enterprise Products Partners and its consolidated subsidiaries with that of its own; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of Enterprise Product Partners, including those of Duncan Energy Partners.

Enterprise Products Partners-Subsidiary guarantor relationships

Enterprise Products Partners acts as guarantor of the debt obligations of the Operating Partnership, with the exception of the Dixie revolving credit facility and the senior subordinated notes assumed in connection with the GulfTerra Merger. If the Operating Partnership were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. Neither Enterprise GP Holdings nor Enterprise Products Partners act as guarantor of the debt obligations of Duncan Energy Partners.

Operating Partnership debt obligations

There have been no significant changes in the terms of the Operating Partnership’s debt obligations since those reported in Enterprise GP Holdings annual report on Form 10-K for the year ended December 31, 2006.

Duncan Energy Partners debt obligation

Enterprise GP Holdings consolidates the debt of Duncan Energy Partners with that of its own; however, it does not have the obligation to make interest payments or debt payments with respect to the debt of Duncan Energy Partners.

On February 5, 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans. Letters of credit outstanding under this facility reduce the amount available for borrowings. At the closing of its initial public offering, Duncan Energy Partners made its initial borrowing of $200.0 million under the facility to fund the $198.9 million cash distribution to the Operating Partnership and the remainder to pay debt issuance costs. At March 31, 2007, the balance outstanding under this facility was $169.0 million.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes. Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). The revolving credit facility is available to pay distributions upon the initial contribution of assets to Duncan Energy Partners, fund working capital, make acquisitions and provide payment for general purposes. Duncan Energy Partners can increase the revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders. No lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

This revolving credit facility offers the following unsecured loans, each having different interest requirements: (i) London Interbank Offered Rate (“LIBOR”) loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin (as defined in the credit agreement), (ii) Base Rate loans bear interest at a rate per annum equal to the higher of (a) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (b) 0.5% per annum above the Federal Funds Rate in effect on such date and (iii) Swingline loans bear interest a rate per annum equal to LIBOR plus an applicable LIBOR margin.

The revolving credit facility requires Duncan Energy Partners to maintain a leverage ratio for the prior four fiscal quarters of not more than 4.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007; provided that, upon the closing of a permitted acquisition, such ratio shall not exceed (a) 5.25 to 1.00 at the last day of the fiscal quarter in which such specified acquisition occurred and at the last day of each of the two fiscal quarters following the fiscal quarter in which such specified acquisition occurred, and (b) 4.75 to 1.00 at the last day of each fiscal quarter thereafter. In addition, prior to obtaining an investment-grade rating by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings, Duncan Energy Partners’ interest coverage ratio, for the prior four fiscal quarters shall not be less than 2.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007.

The Duncan Energy Partners’ credit facility contains other customary covenants. Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at March 31, 2007.

Information regarding variable interest rates paid

The following table presents the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2007.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
Enterprise GP Holdings $200.0 Million Credit Facility	6.32% to 6.35%	6.32%
Operating Partnership’s Multi-Year Revolving Credit Facility	5.82%to 8.25%	5.84%
Duncan Energy Partners’ Revolving Credit Facility	6.17%	6.17%
Dixie Revolving Credit Facility	5.66% to 5.67%	5.66%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2007	$ --
2008	--
2009	654,000
2010	569,068
2011	1,509,000
Thereafter	2,900,000
Total scheduled principal payments	$ 5,632,068

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at March 31, 2007. With respect to the $500.0 million in principal due under Senior Notes E in October 2007, the Operating Partnership has the ability to use available credit capacity under its Multi-Year Revolving Credit Facility to fund the repayment of this debt. The preceding table and our Unaudited Condensed Consolidated Balance Sheet at March 31, 2007 reflect this ability to refinance.

Debt Obligations of Unconsolidated Affiliates

We have three unconsolidated affiliates with long-term debt obligations. The following table shows (i) our ownership interest in each entity at March 31, 2007, (ii) total debt of each unconsolidated affiliate at March 31, 2007 (on a 100% basis to the affiliate) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2007	2008	2009	2010	2011	2011
Cameron Highway	50%	$ 415,000	$ --	$ 25,000	$ 25,000	$ 50,000	$ 55,000	$ 260,000
Poseidon	36%	91,000	--	--	--	--	91,000	--
Evangeline	49.5%	25,650	5,000	5,000	5,000	10,650	--	--
Total		$ 531,650	$ 5,000	$ 30,000	$ 30,000	$ 60,650	$ 146,000	$ 260,000

Cameron Highway’s debt consists of $365.0 million of Series A notes and $50.0 million of Series B notes. Cameron Highway intends to repay its Series A notes in May 2007 using proceeds from capital contributions from its partners. The total amount of the repayment is estimated to be $381.3 million, which includes a $13.1 million make-whole premium and $3.2 million of accrued interest. The Operating Partnership intends to fund its share of the capital contribution using borrowings under its Multi-Year Revolving Credit Facility.

The credit agreements of our unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants. These businesses were in compliance with such covenants at March 31, 2007. The credit agreements of our unconsolidated affiliates restrict their ability to pay cash dividends if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend is scheduled to be paid.

Apart from the planned repayment of Cameron Highway’s Series A notes, there have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in Enterprise GP Holdings’ annual report on Form 10-K for the year ended December 31, 2006.

Note 10. Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership in such amounts presented as minority interest. The following table presents the components of minority interest as presented on our balance sheet at March 31, 2007:

Limited partners of Enterprise GP Holdings:
Non-affiliates of Enterprise GP Holdings (1)	$ 328,685
Affiliates of Enterprise GP Holdings (2)	354,540
Limited partners of Enterprise Products Partners:
Non-affiliates of Enterprise Products Partners (1)	5,157,598
Affiliates of Enterprise Products Partners (2)	361,668
Limited partners of Duncan Energy Partners:
Non-affiliates of Duncan Energy Partners (3)	294,703
Joint venture partners (4)	138,873
Total minority interest on consolidated balance sheet	$ 6,636,067

(1)   Consists of non-affiliate public unitholders.

(2)   Consists of unitholders of Enterprise GP Holdings and Enterprise Products Partners that are related party affiliates of EPE Holdings. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)   Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. The Operating Partnership of Enterprise Products Partners owns the general partner of Duncan Energy Partners; therefore, Enterprise Products Partners consolidates the financial statements of Duncan Energy Partners with those of its own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as minority interest in our consolidated financial statements effective February 1, 2007.

(4)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline LLC (“Tri-States”), Independence Hub LLC (“Independence Hub”), Wilprise Pipeline Company LLC and Belle Rose NGL Pipeline LLC (“Belle Rose”).

Note 11. Members Equity

At March 31, 2007, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of Dan Duncan LLC was nominal at March 31, 2007.

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income since December 31, 2006.

					Accumulated
				Interest	Other
	Commodity	Foreign		Rate	Comprehensive
	Financial	Currency	Pension &	Financial	Income
	Instruments	Translation	OPEB	Instruments	Balance
Balance, December 31, 2006	$ 7,574	$ (807)	$ (464)	$ 14,838	$ 21,141
Cash flow hedges	14,478	--	--	(1,088)	13,390
Change in funded status of pension and postretirement plans, net of tax	--	--	784	--	784
Foreign currency translation adjustment	--	401	--	--	401
Balance, March 31, 2007	$ 22,052	$ (406)	$ 320	$ 13,750	$ 35,716

Note 12. Business Segments

We have four reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Our integrated midstream energy asset system (including the midstream energy assets of our equity method investees) provides services to producers and consumers of natural gas, NGLs, crude oil and certain petrochemicals. In general, hydrocarbons enter our asset system in a number of ways, such as an offshore natural gas or crude oil pipeline, an offshore platform, a natural gas processing plant, an onshore natural gas gathering pipeline, an NGL fractionator, an NGL storage facility, or an NGL transportation or distribution pipeline.

The majority of our plant-based operations are located in Texas, Louisiana, Mississippi, New Mexico and Wyoming. Our natural gas, NGL and crude oil pipelines are located in a number of regions of the United States including (i) the Gulf of Mexico offshore Texas and Louisiana; (ii) the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and (iii) certain regions of the central and western United States, including the Rocky Mountains. Our marketing activities are headquartered in Houston, Texas and serve customers in a number of regions of the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are assigned to each segment on the basis of each asset’s or investment’s principal operations. The principal reconciling difference between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net book carrying value of facilities and other assets that contribute to gross operating margin of that particular segment. Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are placed in service. Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore
	NGL	Natural Gas	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2007	$ 3,479,690	$ 3,700,783	$ 1,112,518	$ 550,643	$ 1,367,264	$ 10,210,898

Investments in and advances
to unconsolidated affiliates (see Note 7):
At March 31, 2007	119,860	161,449	299,050	18,279	--	598,638

Intangible Assets (see Note 8):
At March 31, 2007	408,706	377,994	147,294	46,982	--	980,976

Goodwill (see Note 8):
At March 31, 2007	152,693	282,121	82,135	73,690	--	590,639

Note 13. Related Party Transactions

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries;
▪	Employee Partnerships; and
▪	TEPPCO and TEPPCO GP, which are controlled by private company affiliates of EPCO.

Enterprise Products Partners has an ongoing relationship with Duncan Energy Partners, the financial statements of which are consolidated with those of Enterprise Products Partners. Enterprise Products Partners’ transactions with Duncan Energy Partners are eliminated in consolidation. A description of Enterprise Products Partners’ relationship with Duncan Energy Partners is presented within this Note 13.

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and Enterprise Products GP. At March 31, 2007, EPCO beneficially owned 75,240,575 (or 84.5%) of Enterprise GP Holdings’ outstanding units. In addition, EPCO beneficially owned 147,129,416 (or 34.0%) of Enterprise Products Partners’ outstanding common units, including 13,454,498 common units owned by Enterprise GP Holdings. In addition, at March 31, 2007, EPCO and its affiliates beneficially owned 86.8% of the limited partner interests of Enterprise GP Holdings and 100% of EPE Holdings. Enterprise GP Holdings owns all of the membership interests of Enterprise Products GP. The principal business activity of Enterprise Products GP is to act as the managing partner of Enterprise Products Partners. The executive officers and certain of the directors of Enterprise Products GP and EPE Holdings are employees of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners and Enterprise Products GP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $83.0 million in cash distributions from us during the three months ended March 31, 2007.

The ownership interests in Enterprise Products Partners that are owned or controlled by Enterprise GP Holdings are pledged as security under Enterprise GP Holdings’ credit facility. In addition, substantially all of the ownership interests Enterprise GP Holdings and Enterprise Products Partners that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO. The ownership interest in Enterprise Products Partners that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. We also lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.

Relationship with TEPPCO

Purchase and lease of pipelines for DEP South Texas NGL Pipeline System from TEPPCO. In January 2007, we purchased a 10-mile segment of pipeline from TEPPCO located in the Houston area for $8.0 million that is part of the DEP South Texas NGL Pipeline System. In addition, we entered into a lease with TEPPCO for an 11-mile interconnecting pipeline located in the Houston area. The primary term of this lease expires in September 2007, and will continue on a month-to-month basis subject to termination by either party upon 60 days notice. This pipeline is being leased by a subsidiary of Duncan Energy Partners in connection with operations on its DEP South Texas NGL Pipeline System until construction of a parallel pipeline is completed. These transactions were entered into in accordance with our Board-approved management authorization policy.

Jonah Joint Venture with TEPPCO. In August 2006, we formed a joint venture with TEPPCO to be partners in TEPPCO’s Jonah Gas Gathering Company, or Jonah. Jonah owns the Jonah Gas Gathering System (“the Jonah Gathering System”), located in the Greater Green River Basin of southwestern Wyoming. The Jonah Gathering System gathers and transports natural gas produced from the Jonah and Pinedale fields to regional natural gas processing plants and major interstate pipelines that deliver natural gas to end-user markets.

Prior to entering into the Jonah joint venture, we managed the construction of the Phase V expansion and funded the initial construction costs under a letter of intent we signed in February 2006. In connection with the joint venture arrangement, we and TEPPCO will continue the Phase V expansion, which is expected to increase the capacity of the Jonah Gathering System from 1.5 Bcf/d to 2.3 Bcf/d. The Phase V expansion is also expected to significantly reduce system operating pressures, which we anticipate will lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to 2.0 Bcf/d, is projected to be completed in the third quarter of 2007. The second portion of the expansion is expected to be completed by the end of 2007. We will operate the Jonah Gathering System.

We manage the Phase V construction project. TEPPCO is entitled to all distributions from the joint venture until specified milestones are achieved, at which point, we will be entitled to receive 50% of the incremental cash flow from portions of the system placed in service as part of the expansion. After subsequent milestones are achieved, we and TEPPCO will share distributions based on a formula that takes into account the respective capital contributions of the parties, including expenditures by TEPPCO prior to the expansion.

Since August 1, 2006, we and TEPPCO equally share in the construction costs of the Phase V expansion. TEPPCO has reimbursed us $139.3 million for its share of the Phase V costs. At March 31, 2007, we had a receivable from TEPPCO of $14.9 million for additional Phase V costs incurred through March 31, 2007.

Upon completion of the expansion project and based on the formula in the joint venture partnership agreement, we expect to own an interest in Jonah of approximately 20%, with TEPPCO owning the remaining 80%. At March 31, 2007, we and TEPPCO owned an approximate 17.3% interest and 82.7% interest, respectively, in Jonah.

The joint venture is governed by a management committee comprised of two representatives approved by Enterprise Products Partners and two representatives appointed by TEPPCO, each with equal voting power. After an in-depth consideration of all relevant factors, this transaction was approved by the Audit, Conflicts and Governance Committee of Enterprise Products GP and that of TEPPCO GP.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise Products Partners and its general partner, Enterprise GP Holdings and EPE Holdings, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA. We will reimburse EPCO for the costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services to us. The ASA also addresses potential conflicts that may arise among Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and other affiliates of EPCO.

Relationship with Duncan Energy Partners

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners with that of its own. In turn, we consolidate the balance sheet of Enterprise Products Partners with that of our own. All intercompany transactions between Enterprise Products Partners and Duncan Energy Partners are eliminated in the preparation of such consolidated balance sheet. Public ownership of Duncan Energy Partners’ net assets are presented as a component of minority interest in our consolidated balance sheet (see Note 10).

The borrowings of Duncan Energy Partners are presented as part of Enterprise GP Holdings consolidated debt; however, neither Enterprise GP Holdings nor Enterprise Products Partners have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $291.9 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to the Operating Partnership along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners. The Operating Partnership used the cash it received from Duncan Energy Partners to temporarily reduce amounts outstanding under its Multi-Year Revolving Credit Facility.

Enterprise Products Partners contributed 66% of its equity interests in the following subsidiaries to Duncan Energy Partners:

▪

Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a recently formed subsidiary, which owns salt dome storage caverns located in Mont Belvieu, Texas that receive, store and deliver NGLs and certain petrochemical products for industrial customers located along the upper Texas Gulf Coast, which has the largest concentration of petrochemical plants and refineries in the United States;

▪

Acadian Gas, LLC (“Acadian Gas”), which owns an onshore natural gas pipeline system that gathers, transports, stores and markets natural gas in Louisiana. The Acadian Gas system links natural gas supplies from onshore and offshore Gulf of Mexico developments (including offshore pipelines, continental shelf and deepwater production) with local gas distribution companies, electric generation plants and industrial customers, including those in the Baton Rouge-New Orleans-Mississippi River corridor. A subsidiary of Acadian Gas owns our 49.5% equity interest in Evangeline;

▪	Sabine Propylene Pipeline L.P. (“Sabine Propylene”), which transports polymer-grade propylene between Port Arthur, Texas and a pipeline interconnect located in Cameron Parish, Louisiana;

▪	Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), which transports chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas; and

▪

South Texas NGL Pipelines, LLC (“South Texas NGL”), a recently formed subsidiary, which began transporting NGLs from Corpus Christi, Texas to Mont Belvieu, Texas in January 2007. South Texas NGL owns the DEP South Texas NGL Pipeline System.

In addition to the 34% direct ownership interest Enterprise Products Partners retained in such entities, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units. The Operating Partnership of Enterprise Products Partners directs the business operations of Duncan Energy Partners through its ownership and control of the general partner of Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions:

▪	It utilizes storage services provided by Mont Belvieu Caverns to support its Mont Belvieu fractionation and other businesses;

▪	It buys natural gas from and sells natural gas to Acadian Gas in connection with its normal business activities; and

▪	It is currently the sole shipper on the DEP South Texas NGL Pipeline System.

We may contribute other equity interests in our subsidiaries to Duncan Energy Partners and use the proceeds we receive from Duncan Energy Partners to fund our capital spending program. We have no obligation or commitment to make such contributions to Duncan Energy Partners.

Relationships with Unconsolidated Affiliates

See “Relationship with TEPPCO” within this Note 13 for a description of ongoing transactions involving our Jonah joint venture with TEPPCO.

For additional information regarding our unconsolidated affiliates, see Note 7.

Note 14. Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are unaware of any significant litigation, pending or threatened, that could have a significant adverse effect on our consolidated financial position.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and us or our affiliates.  The complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) us and certain of our affiliates, including the parent company of EPE Holdings; (iii) EPCO, Inc.; and (iv) Dan L. Duncan.

The complaint alleges, among other things, that the defendants have caused TEPPCO to enter into certain transactions with us or our affiliates that are unfair to TEPPCO or otherwise unfairly favored us or our affiliates over TEPPCO.  These transactions are alleged to include the joint venture to further expand the Jonah Gathering System entered into by TEPPCO and one of our affiliates in August 2006 and the sale by TEPPCO to one of our affiliates of the Pioneer gas processing plant in March 2006. The complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it. See Note 13 for additional information regarding our relationship with TEPPCO.

On February 13, 2007, the Operating Partnership of Enterprise Products Partners received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). The Operating Partnership is the operator of this pipeline. On February 14, 2007, the Operating Partnership received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline.  The ENRD has indicated that it may pursue civil damages against the Operating Partnership and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against the Operating Partnership and Magellan is up to $17.4 million in the aggregate. The Operating Partnership is cooperating with the DOJ and is pursuing a resolution acceptable to all parties.  The Operating Partnership is seeking defense and indemnity under the pipeline operating agreement between it and Magellan. At this time, we do not believe that a final resolution of either the criminal investigation by the DOJ or the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. The pipeline has been repaired and environmental remediation tasks related to this incident have been completed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether. In general, such suits have not named manufacturers of this product as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility. It is possible, however, that former manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

Operating Leases

We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, and (iii) land held pursuant to right-of-way agreements. In general, our material lease agreements have original terms that range from 14 to 20 years and include renewal options that could extend the agreements for up to an additional 20 years.

Contractual Obligations

With the exception of the debt incurred by Duncan Energy Partners in connection with its initial public offering, there have been no significant changes in Enterprise GP Holdings schedule of maturities of long-term debt since those reported in its annual report on Form 10-K for the year ended December 31, 2006. See Note 9 for additional information regarding the debt obligations of Duncan Energy Partners.

Performance Guaranty

In December 2004, a subsidiary of the Operating Partnership entered into the Independence Hub Agreement (the “Agreement”) with six oil and natural gas producers. The Agreement, as amended, obligates this subsidiary to construct the Independence Hub offshore platform and to process 1 Bcf/d of natural gas and condensate for the producers.

The Operating Partnership guaranteed to the producers the construction-related performance of its subsidiary up to an amount of $340.8 million. This figure represents the maximum amount the Operating Partnership would have to pay the producers in the remote circumstance where they must finish construction of the platform because the Operating Partnership’s subsidiary failed to do so. This guarantee will remain in place until the earlier of (i) the date all guaranteed obligations terminate or expire, or have been paid or otherwise performed or discharged in full, (ii) upon mutual written consent of the Operating Partnership, the producers and our joint venture partner in the platform project or (iii) mechanical completion of the platform. Mechanical completion of the Independence Hub platform is expected to occur in May 2007.

In accordance with FIN 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” we recorded the fair value of the performance guaranty using an expected present value approach. Given the remote probability that we would have been required to perform under the guaranty, we had estimated the fair value of the performance guaranty at approximately $1.2 million, which is a component of other current liabilities on our Unaudited Condensed Consolidated Balance Sheet at March 31, 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of March 31, 2007, our contingent claims against such parties were approximately $2.0 million and claims against us were approximately $34.0 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our Unaudited Condensed Consolidated Balance Sheet at March 31, 2007.

Note 15.	Significant Risks and Uncertainties – Weather-Related Risks

The following is a discussion of the general status of our insurance claims related to recent significant storm events. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims. We have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan. During the three months ended March 31, 2007, we received $0.4 million of nonrefundable cash proceeds from such claims. We are continuing our efforts to collect residual balances and expect to complete the process during 2007.

We received $1.1 million during the three months ended March 31, 2007 related to property damage claims arising from Hurricane Ivan.

Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively. With respect to these storms, we have $77.7 million of estimated property damage claims outstanding at March 31, 2007, that we believe are probable of collection during the periods 2007 through 2009. We are pursuing collection of our property damage and business interruption claims related to Hurricanes Katrina and Rita.

Note 16. Condensed Financial Information of Operating Partnership

The Operating Partnership conducts substantially all of Enterprise Products Partners’ business. Currently, Enterprise Products Partners has no independent operations and no material assets outside those of the Operating Partnership. The Operating Partnership consolidates the financial statements of Duncan Energy Partners with those of its own.

Enterprise Products Partners guarantees the consolidated debt obligations of its Operating Partnership, with the exception of the Dixie revolving credit facility, Duncan Energy Partners’ credit facility and the senior subordinated notes assumed in connection with the GulfTerra Merger. If the Operating Partnership were to default on any debt guaranteed by Enterprise Products Partners, Enterprise Products Partners would be responsible for full repayment of that obligation. See Note 9 for additional information regarding our consolidated debt obligations.

The reconciling items between our consolidated balance sheet and that of the Operating Partnership are insignificant. The most significant reconciling items is that relating to minority interest in our net assets by the limited partner of Enterprise GP Holdings and the elimination of our investments in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings (See Note 1).

The following table presents condensed consolidated balance sheet data for the Operating Partnership at March 31, 2007:

ASSETS
Current assets	$ 1,968,896
Property, plant and equipment, net	10,210,898
Investments in and advances to unconsolidated affiliates, net	598,638
Intangible assets, net	980,976
Goodwill	590,639
Deferred tax asset	2,301
Other assets	71,208
Total	$ 14,423,556

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$ 2,052,754
Long-term debt	5,448,685
Other long-term liabilities	102,228
Minority interest	438,683
Partners’ equity	6,381,206
Total	$ 14,423,556

Total Operating Partnership debt obligations guaranteed by
Enterprise Products Partners	$ 5,294,000

Note 17. Subsequent Event

Enterprise GP Holdings Acquires Ownership Interest in Two Publicly Traded Partnerships

On May 7, 2007 Enterprise GP Holdings announced the completion of two separate transactions totaling approximately $2.8 billion that involve the purchase of equity interests in the general partners and limited partner interests in each of TEPPCO and Energy Transfer Equity, L.P. (“Energy Transfer Equity”) Energy Transfer Equity is listed on the NYSE under ticker symbol “ETE.”

In the first transaction, Enterprise GP Holdings purchased all of the member interests in TEPPCO GP, and 4.4 million of TEPPCO common units, or approximately 4% of TEPPCO's outstanding common units, from affiliates of EPCO. In exchange, EPCO received approximately 14.2 million Class B units and 16.0 million Class C units, together valued at approximately $1.1 billion. The Class B units have the same attributes as Enterprise GP Holdings’ units except these units do not currently have voting rights on general matters as the unitholders of Enterprise GP Holdings units do. The Class C units do not currently have voting rights on general matters as the unitholders of Enterprise GP Holdings units do, and will not receive or accrue quarterly cash distributions until the cash distribution declared with respect to the first quarter of 2009, which is expected to be paid in May 2009. This transaction was reviewed and unanimously approved by Enterprise GP Holdings’ Audit, Conflicts and Governance Committee.

In the second transaction, Enterprise GP Holdings acquired approximately 39.0 million common units, or approximately 17.6% of the outstanding common units of Energy Transfer Equity, a publicly traded partnership that owns 100% of the general partner of Energy Transfer Partners L.P. (“Entergy Transfer Partners”) and approximately 62.5 million common units of Energy Transfer Partners. Energy Transfer Partners is listed on the NYSE under ticker symbol “ETP.” In addition, Enterprise GP Holdings purchased an approximate 34.9%, non-controlling interest in LE GP, LLC, the general partner of Energy Transfer Equity. The total value of this transaction was approximately $1.65 billion.

Enterprise GP Holdings Amended and Restated Credit Agreement

Effective on May 7, 2007, Enterprise GP Holdings executed a $1.9 billion, interim credit facility to purchase the common units of Energy Transfer Equity and to prepay and terminate approximately $155.0 million of borrowings under its existing credit facility. The credit facility provides for a

$200.0 million revolving credit facility (the “Revolving Facility”), $1.2 billion of term loans (Debt Bridge) (the “Term Loan (Debt Bridge)”) and $500.0 million of term loans (Equity Bridge) (the “Term Loan (Equity Bridge)”).

Enterprise GP Holdings made initial borrowings of $1.8 billion under the credit facility, $1.2 billion under the Term Loan (Debt Bridge) and $500.0 million under the Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase price for the acquisition of membership interests in the general partner of Energy Transfer Equity and common units of Energy Transfer Equity, as well as to repay approximately $155.0 million outstanding under its existing facility.

The Revolving Facility matures on May 6, 2008 and may be used by Enterprise GP Holdings in the future to fund working capital and other capital requirements and for general partnership purposes. The Revolving Facility offers the following secured loans, each having different interest requirements: (i) ABR loans (“ABR Loans”), bearing interest at (a) the Alternative Base Rate (a rate per annum equal to the greater of (1) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (2) the federal funds effective rate in effect on such day plus 0.50%) plus (b) the “Applicable Rate” for ABR Loans noted below; and (ii) Eurodollar loans (“Eurodollar Loans”) bear interest at a “LIBO rate” (a rate per annum equal to the rate per annum appearing at Reuters Reference LIBOR01 page at approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such interest period) plus the “Applicable Rate” for Eurodollar Loans noted below.

The Term Loan (Debt Bridge) matures on May 6, 2008. All borrowings outstanding under the Term Loan (Debt Bridge) will, at our option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. Any amount repaid under the Term Loan (Debt Bridge) may not be reborrowed.

The Term Loan (Equity Bridge) matures on May 6, 2008. All borrowings outstanding under the Term Loan (Equity Bridge) will, at our option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. Any amount repaid under the Term Loan (Equity Bridge) may not be reborrowed.

The “Applicable Rate” for ABR Loans and Eurodollar Loans under our Revolving Facility, Term Loan (Debt Bridge) and Term Loan (Equity Bridge) is the rate per annum as follows:

Class	ABR Loans	Eurodollar Loans
Revolving credit loans (first 105 days after May 7, 2007)	0.25%	1.75%
Revolving credit loans (106th day after May 7, 2007 through Maturity Date)	0.25%	2.00%
Term Loans (Debt Bridge) (first 105 days after May 7, 2007) and Term Loans (Equity Bridge) (all dates)	0.25%	1.75%
Term Loans (Debt Bridge) (106th day after May 7, 2007 through Maturity Date)	0.25%	2.00%

Upon receipt of net cash proceeds from (i) any issuance of indebtedness and/or equity by Enterprise GP Holdings (other than certain permitted indebtedness) or (ii) any asset sale by Enterprise GP Holdings (other than sales of assets having an aggregate fair market value not exceeding $25 million during the term of the amended and restated interim credit facility), Enterprise GP Holdings is required to prepay the outstanding amount of the loans in the full amount of such net cash proceeds. The amended and restated interim credit facility contains customary covenants and events of default.

Enterprise GP Holdings obligations under the amended and restated interim credit facility are secured by substantially all of its assets, including the common units of Energy Transfer Equity owned by Enterprise GP Holdings but excluding its membership interests in the general partner of Energy Transfer Equity.

Formation of EPE Unit III, L.P.

On May 7, 2007, EPCO formed EPE Unit III, L.P. (“EPE Unit III”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit III. A private company affiliate of EPCO contributed 4,421,326 units of EPE as a capital contribution on May 7, 2007, with a fair market value of approximately $170.0 million and was admitted as the Class A limited partner. Certain EPCO employees, including our named executive officers, were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. These awards are designed to provide additional long-term incentive compensation for our named executive officers. The profits interest awards (or Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of Enterprise GP Holdings’ units and are subject to forfeiture.

Unless otherwise agreed to by EPCO, the class A Limited Partner and a majority in interest of the Class B limited partners of EPE Unit III, EPE Unit III will terminate at the earlier of May 7, 2012 (five years from the date of the agreement) or a change in control of Enterprise GP Holdings or us. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

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Distributions of Cashflow – Each quarter, 100% of the cash distributions received by EPE Unit III from Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797%, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ units owned by EPE Unit III (as described below).

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Liquidating Distributions – Upon liquidation of EPE Unit III, units having a fair market value equal to the Class A limited partner capital base will be distributed to the class A Limited Partner, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

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Sale Proceeds – If EPE Unit III sells any of the 4,421,326 of Enterprise GP Holdings’ units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.